FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(B) OR (G) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                                H-NET.NET, INC.
             (Exact name of registrant as specified in its charter)

                  Colorado                                 84-1064958
           (State of incorporation                      (I.R.S. Employer
              or organization)                         Identification No.)

            3256 Chico Way, NW
          Bremerton, Washington                              98312
   (Address of principal executive offices)                (Zip Code)

     Securities  to  be  registered  pursuant  to  Section  12(b)  of  the  Act:

             Title of each class            Name of each exchange on which
             to be so registered            each class is to be registered
             -------------------            ------------------------------

                     None                                 NA


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction  A.(c),  check  the  following  box.  [  ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction  A.(d),  check  the  following  box.  [X]

     Securities Act registration statement file number to which this form relates: [033-20783D].

     Securities  to  be  registered  pursuant  to  Section  12(g)  of  the  Act:

                100,000,000 Common Stock, $.001 par value
                  5,000,000 Preferred Stock, $.001 par value



Item  1.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED.

DESCRIPTION OF CAPITAL STOCK

As  of the date hereof, the authorized share capital of the Company consists of:

(a)  100,000,000  common  shares  of  which:

     -  14,880,000  common  shares  are  issued  and  outstanding;  and

(b)  5,000,000  preferred  shares  of  which:

     -  None  are  issued  and  outstanding.

The following is a summary of the principal attributes of the share capital of the Company.

COMMON  SHARES

The rights, privileges, restrictions and conditions attached to the common shares are as follows:

Voting

Holders of common shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company, except meetings of holders of another class of shares. Each common share shall entitle the holder thereof to one vote.

Dividends

Subject to the preferences accorded to holders of Preferred Shares and any other shares of the Company ranking senior to the common shares from time to time with respect to the payment of dividends, holders of common shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

Liquidation,  Dissolution  or  Winding-Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, holders of common shares shall be entitled, subject to the preferences accorded to holders of the Preferred Shares and any other shares of the Company ranking senior to the Common Shares from time to time with respect to payment on a distribution, to share equally, share for share, in the remaining property of the Company.

PREFERRED  SHARES

The Company's articles of incorporation provide that the board of directors is authorized to provide for the issuance of shares of un-designated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each Preferred and any qualifications, limitations or restrictions thereof.

The number of authorized shares of the Company undesignated preferred stock may be increased by the affirmative vote of the holders of a majority of the Company's common stock, without a vote of the holders of preferred stock, unless their vote is required pursuant to the terms of any preferred stock then outstanding. The number of authorized shares of un-designated preferred stock of the Company may be reduced or eliminated by the affirmative vote of the holders of 80% of the outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

Attributes

The authority of the Board with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

A. A number of shares constituting the series and distinctive designation of the series;

B. The dividend rate of the shares of the series, whether dividends shall be cumulative, and, if so, for which date or dates, and the relative rights of priority, if any, of payments of the dividends on the shares of the series;

C. Whether the series will have voting rights, and if so, the terms of the voting rights;

D. Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

E. Whether the shares will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

F. Whether the series shall have a sinking fund for the redemption or purchase of the shares of the series, and, if so, the terms and amount of the sinking fund;

G. The rights of the shares in the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

H. Any other relative terms, rights, preferences and limitation, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Colorado as in effect at the time of the creation of such series.

Liquidation

In the event of a distribution, holders of each series of preferred shares shall be entitled, in priority to holders of common shares and any other shares of the Company ranking junior to the Preferred Shares from time to time with respect to payment on a Distribution, to be paid ratably with holders of each other series of preferred shares the amount, if any, specified as being payable preferentially to the holders of such series on a distribution.

Dividends

The holders of each series of preferred shares shall be entitled, in priority to holders of common shares and any other shares of the Company ranking junior to the Preferred Shares from time to time with respect to the payment of dividends, to be paid ratably with holders of each other series of preferred shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holder of such series.

The Company has never paid any dividends on its common shares. The Company intends to retain its earnings to finance the growth and development of its business and does not expect to pay dividends in the near future. The Board of Directors of the Company will review this policy from time to time having regard to the Company's financing requirements, its financial condition and other factors considered relevant.

RESTRICTIONS  ON  TRANSFER

Affiliates of the Company under the Securities Act of 1933, as amended, are persons who generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain officers and directors of the Company as well as principal stockholders of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of the Company only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such exemptions afforded by Section 4(1) or 4(2) of the Securities Act or Rule 144.

CERTAIN  PROTECTIVE  PROVISIONS

General

The Articles and Bylaws of the Company and the Colorado Corporations and Associations Act ("CCAA")contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Company. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the Board of Directors, including potential takeovers which certain shareholders may deem to be in their best interest, and may adversely effect the price that a potential purchaser would be willing to pay for the Company's stock. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely effect the price of the Common Stock.

The following briefly summarizes protective provisions contained in the Articles, the Bylaws and the CCAA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of these provisions, and is qualified in its entirety by reference to the Articles, the Bylaws and the provisions of the CCAA.

The Company has one class of common stock issued and outstanding. Holders of the Company's common stock are each entitled to one vote for each share held.

AMENDMENT  OF  ARTICLES  OF  INCORPORATION

Under Colorado law, articles of incorporation of a Colorado corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's articles of incorporation.

The Company's articles of incorporation provides that the affirmative vote of the holders of at least 50% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, voting together as a single class, will be required to reduce or eliminate the number of authorized shares of the Company's common stock or preferred stock, or to amend, repeal or adopt any provision inconsistent with the provisions of the Company's articles of incorporation which deal with the following:

-    undesignated  preferred  stock
- matters relating to the board of directors, including the number of members, board classification, vacancies and removal
-    the  powers  and  authority expressly conferred upon the board of directors
-    the  manner  in  which  stockholder  action  may  be  effected
-    amendments  to  bylaws
-    business  combinations  with  interested  stockholders  of  the  Company
-    indemnification  of  officers  and  directors  of  the  Company
- the personal liability of directors to the Company or its stockholders for breaches of fiduciary duty
-    the  amendment  of  the  Company's  articles  of  incorporation

AMENDMENT  OF  BYLAWS

Under Colorado law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its articles of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

The Company's board of directors is expressly authorized to adopt, amend and repeal the Company's bylaws by an affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies.

The Company's bylaws may also be adopted, amended and repealed by the affirmative vote of the holders of at least 50% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, voting together as a single class.


Item  2.  EXHIBITS  DESCRIPTION

3.1  AMENDED  AND  RESTATED  ARTICLES  (1)

3.2  Bylaws(2)

4.1  Form  Of  Stock  Certificate

-----------------------

(1) Incorporated by reference from Exhibits 3.1 and 3.2 of Registrant's Registration Statement on Form 8-K/A filed with the Securities and Exchange Commission on May 25,2004.

(2) Incorporated by reference from Registrant's Form 10-K at page 38 Filed on May 15, 1995 with the Securities and Exchange Commission.



                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

     Dated:  June 18, 2004

                                     H-NET.NET, INC.


                                By:  /s/ William M. Wright, III
                                     --------------------------
                                     William M. Wright, III
                                     President


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